UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2012 (March 2, 2012)

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road P.O. Box 2028 Buffalo, New York 14219-0228

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (716) 826-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Senior Vice President, Corporate Controller and Secretary

As disclosed in our Form 8-K filed February 10, 2012, in connection with a career advancement opportunity, Timothy J. Heasley resigned from his positions as Senior Vice President, Corporate Controller and Secretary of Gibraltar Industries, Inc. (the “Company”), effective March 2, 2012.

Appointment of New Vice President and Secretary

On March 2, 2012, the Company appointed Timothy F. Murphy as its Vice President and Secretary effective March 2, 2012.

Mr. Murphy, 48, served as the Company’s Vice President of Treasury Operations since January 2010, as the Company’s Director of Treasury Operations from June 2008 to January 2010 and as the Company’s Director of Financial Reporting from September 2004 to June 2008.

Mr. Murphy earned his bachelor’s degree in Economics from The University at Buffalo, The State University of New York in 1994, and an MBA with a concentration in Accounting from The University at Buffalo, The State University of New York in 1996. He is a Certified Public Accountant.

Mr. Murphy has no family relationship with any executive officer or director of the Company. In addition, neither Mr. Murphy nor any member of his immediate family has engaged in any transaction, or series of similar transactions, with the Company or any subsidiaries of the Company since January 1, 2011 involving more than $120,000, other than Mr. Murphy’s compensation for service as the Company’s Vice President of Treasury Operations during that time.

Mr. Murphy will be provided with an annual base salary. As an executive officer, in addition to his base salary and other employee benefits available to all salaried employees at the Company’s headquarters, Mr. Murphy is eligible for awards under the terms of the Company’s Management Incentive Compensation Plan, Long Term Incentive Plan and Management Stock Purchase Plan. In addition, as an executive officer, Mr. Murphy is provided with tax and financial planning, executive health benefits and is entitled to participate in the executive automobile program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2012

GIBRALTAR INDUSTRIES, INC.

/s/ Henning N. Kornbrekke
Name:	Henning N. Kornbrekke
Title:	President and Chief Operating Officer